Exhibit 99.1

EPR PROPERTIES REPORTS FIRST QUARTER 2017 RESULTS

Kansas City, MO, May 2, 2017 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2017.

•	Total revenue was $129.1 million for the first quarter of 2017, representing a 9% increase from $118.8 million for the same quarter in 2016.

•
Net income available to common shareholders was $48.0 million, or $0.75 per diluted common share, for the first quarter of 2017 compared to $48.2 million, or $0.77 per diluted common share, for the same quarter in 2016.

•
Funds From Operations (FFO) (a non-GAAP financial measure) for the first quarter of 2017 was $73.9 million, or $1.15 per diluted common share, compared to $73.8 million, or $1.17 per diluted common share, for the same quarter in 2016.

•
FFO as adjusted (a non-GAAP financial measure) for the first quarter of 2017 was $76.5 million, or $1.19 per diluted common share, compared to $73.7 million, or $1.17 per diluted common share, for the same quarter in 2016, representing a 2% increase in per share results.

“We began 2017 with another quarter of consistent growth, demonstrating the earnings power of our differentiated portfolio,” commented Company President and CEO Greg Silvers. “Subsequent to quarter end, we closed on the CNL Lifestyle Properties transaction, and are excited to add more than $700 million of high quality ski and attraction properties to our recreation segment. We remain confident in our outlook, with a healthy growth pipeline that is positively aligned with the ongoing strength in the experience economy.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2017		2016
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$73,894	$1.15	$73,795	$1.17
Costs associated with loan refinancing or payoff	5	—	552	0.01
Gain on insurance recovery (included in other income)	—	—	(489)	(0.01)
Termination fee included in gain on sale	1,920	0.03	—	—
Transaction costs	57	—	444	0.01
Deferred income tax expense (benefit)	634	0.01	(602)	(0.01)
FFO as adjusted available to common shareholders (1)	$76,510	$1.19	$73,700	$1.17

Dividends declared per common share		$1.02		$0.96
FFO as adjusted available to common shareholders payout ratio		86%		82%

(1)
Per share results for the three months ended March 31, 2017 and 2016 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

Portfolio Update

The Company's investment portfolio (excluding property under development) consisted of the following at March 31, 2017:

•
The Entertainment segment included investments in 142 megaplex theatre properties, eight entertainment retail centers (which include eight additional megaplex theatre properties) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.5 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 67 public charter schools, 53 early education centers and 13 private schools. The Company’s portfolio of owned education properties consisted of 4.3 million square feet and was 99% leased.

•
The Recreation segment included investments in 11 ski areas, five attractions, 25 golf entertainment complexes and five other recreation facilities. The Company’s portfolio of owned recreation properties was 100% leased.

•
The Other segment consisted primarily of the land under ground lease, property under development and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 19.2 million square feet and was 99% leased. As of March 31, 2017, the Company also had a total of $331.9 million invested in property under development.

Investment Update

The Company's investment spending during the three months ended March 31, 2017 totaled $227.2 million, and included investments in each of its primary operating segments:

•
Entertainment investment spending during the three months ended March 31, 2017 totaled $30.1 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers.

•
Education investment spending during the three months ended March 31, 2017 totaled $105.9 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $7.3 million in acquisitions of four early education centers and an investment of $42.9 million in mortgage notes secured by early education centers and private schools.

•
Recreation investment spending during the three months ended March 31, 2017 totaled $90.5 million, including spending on build-to-suit development of golf entertainment complexes and attractions, redevelopment of ski areas and $34.2 million in acquisitions of three other recreation facilities. Additionally, included in recreation investment spending was an investment of $10.5 million in a mortgage note secured by one other recreation facility.

•	Other investment spending during the three months ended March 31, 2017 totaled $0.7 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Capital Recycling

During the first quarter, the Company sold three properties, two in the Education segment and one in the Entertainment segment, for total proceeds of approximately $18.1 million and recognized a net gain on sale of real estate of $2.0 million. Combined with mortgage note receivable pay-downs of $7.3 million during the first quarter, proceeds from asset dispositions totaled $25.4 million.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.89x at March 31, 2017. This ratio was in excess of the Company's normal range as it was anticipated that significant equity would be issued post quarter-end in conjunction with the asset acquisition with CNL Lifestyle Properties, Inc. (CNL Lifestyle) and funds affiliated with Och-Ziff Real Estate (OZRE), and that this equity issuance would have the impact of significantly lowering this ratio. As further discussed below, this transaction closed as anticipated on April 6, 2017.

The Company had $14.4 million of unrestricted cash on hand and $150.0 million outstanding under its $650 million unsecured revolving credit facility at March 31, 2017. During the quarter, the Company prepaid in full two mortgage notes payable totaling $17.9 million with a weighted average annual interest rate of 6.07%, which were secured by two theatre properties. Subsequent to March 31, 2017, the Company prepaid in full five mortgage notes payable totaling $117.2 million, which were secured by 15 theatre properties.

Additionally, during the quarter, the Company issued 928,219 common shares under its Direct Share Purchase Plan (DSPP) for net proceeds of $67.9 million. These proceeds were used to pay down a portion of the Company's unsecured revolving credit facility.

Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2017 totaling $1.02 per common share. This dividend represents an annualized dividend of $4.08 per common share, an increase of 6.25% over the prior year, and would be the Company's seventh consecutive year with an annual dividend increase.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

CNL Lifestyle Transaction Update

On April 6, 2017, the Company completed an asset acquisition with CNL Lifestyle and OZRE. The Company acquired the Northstar California Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at $455.5 million. Additionally, the Company provided $251.0 million of five-year 8.5% secured debt financing to OZRE for its purchase of 14 CNL Lifestyle ski properties valued at $374.5 million.

The Company’s aggregate initial investment in this transaction at closing, excluding capitalized transaction costs, was $706.5 million and was funded with $647.4 million of the Company’s common shares, consisting of 8,851,264 newly issued, registered common shares, and $59.1 million of cash, before purchase price adjustments. The number of common shares issued was determined based on a price of $73.1421 per share, which was the volume weighted average price per common share on the New York Stock Exchange for the ten business days ending on April 4, 2017.  CNL Lifestyle subsequently distributed the common shares to its stockholders on April 20, 2017. The Company recorded the investment based on the April 6, 2017 closing price of $74.28. The Company's portion of the cash purchase price was funded with borrowings under its unsecured revolving credit facility.

2017 Guidance

The Company is confirming its 2017 guidance for FFO as adjusted per diluted share of a range of $5.05 to $5.20. In addition, the Company is confirming its 2017 investment spending guidance of a range of $1.30 billion to $1.35 billion. In addition to the on-going investments in each of the Company's primary business segments, this guidance includes the estimated impact of the investments associated with the CNL Lifestyle transaction as well as the estimated impact of planned asset dispositions.

FFO as adjusted guidance for 2017 is based on FFO per diluted share of $4.84 to $4.95 adjusted for estimated transaction costs, termination fees included in gain on sale and deferred income tax expense (benefit). FFO per diluted share is based on a net income per diluted share range of $3.57 to $3.72 less estimated gain on sale of real estate of a range of $0.49 to $0.53 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $1.81 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2017 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2017	2016
Rental revenue	$107,037	$93,778
Tenant reimbursements	3,749	3,865
Other income	692	1,210
Mortgage and other financing income	17,634	19,915
Total revenue	129,112	118,768
Property operating expense	6,350	5,481
Other expense	—	5
General and administrative expense	11,057	9,218
Costs associated with loan refinancing or payoff	5	552
Interest expense, net	30,692	23,289
Transaction costs	57	444
Depreciation and amortization	28,077	25,955
Income before equity in income from joint ventures and other items	52,874	53,824
Equity in (loss) income from joint ventures	(8)	212
Gain on sale of real estate	2,004	—
Income before income taxes	54,870	54,036
Income tax (expense) benefit	(954)	144
Net income	53,916	54,180
Preferred dividend requirements	(5,952)	(5,952)
Net income available to common shareholders of EPR Properties	$47,964	$48,228
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Net income available to common shareholders	$0.75	$0.77
Diluted earnings per share data:
Net income available to common shareholders	$0.75	$0.77
Shares used for computation (in thousands):
Basic	64,033	62,664
Diluted	64,102	62,744
EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2017	December 31, 2016
Assets
Rental properties, net of accumulated depreciation of $661,029 and $635,535 at March 31, 2017 and December 31, 2016, respectively	$3,673,130	$3,595,762
Land held for development	22,530	22,530
Property under development	331,934	297,110
Mortgage notes and related accrued interest receivable	671,797	613,978
Investment in a direct financing lease, net	103,095	102,698
Investment in joint ventures	5,522	5,972
Cash and cash equivalents	14,446	19,335
Restricted cash	28,523	9,744
Accounts receivable, net	96,267	98,939
Other assets	99,538	98,954
Total assets	$5,046,782	$4,865,022

Liabilities and Equity
Accounts payable and accrued liabilities	$101,438	$119,758
Dividends payable	27,974	26,318
Unearned rents and interest	61,579	47,420
Debt	2,616,382	2,485,625
Total liabilities	2,807,373	2,679,121
Total equity	$2,239,409	$2,185,901
Total liabilities and equity	$5,046,782	$4,865,022

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2017	2016
FFO: (A)
Net income available to common shareholders of EPR Properties	$47,964	$48,228
Gain on sale of real estate	(2,004)	—
Real estate depreciation and amortization	27,880	25,507
Allocated share of joint venture depreciation	54	60
FFO available to common shareholders of EPR Properties	$73,894	$73,795

FFO available to common shareholders of EPR Properties	$73,894	$73,795
Add: Preferred dividends for Series C preferred shares	1,941	1,941
Diluted FFO available to common shareholders of EPR Properties	$75,835	$75,736

FFO per common share:
Basic	$1.15	$1.18
Diluted	1.15	1.17
Shares used for computation (in thousands):
Basic	64,033	62,664
Diluted	64,102	62,744

Weighted average shares outstanding-diluted EPS	64,102	62,744
Effect of dilutive Series C preferred shares	2,053	2,038
Adjusted weighted average shares outstanding-diluted	66,155	64,782
Other financial information:
Straight-lined rental revenue	$5,051	$3,089
Termination and prepayment fees	$1,920	$—
Dividends per common share	$1.02	$0.96

(A)
NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants' exercises of education properties buy-out options and transaction costs, less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate

FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and FFOAA per share for the three months ended March 31, 2017 and 2016. Therefore, the additional 2.1 million and 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for the three months ended March 31, 2017 and 2016, respectively.  The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three months ended March 31, 2017 and 2016.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	March 31,
	2017	2016
Net Debt: (B)
Debt	$2,616,382	$1,996,131
Deferred financing costs, net	28,231	17,494
Cash and cash equivalents	(14,446)	(10,980)
Net Debt	$2,630,167	$2,002,645

	Three Months Ended March 31,
	2017	2016
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$47,964	$48,228
Costs associated with loan refinancing or payoff	5	552
Interest expense, net	30,692	23,289
Transaction costs	57	444
Depreciation and amortization	28,077	25,955
Equity in loss (income) from joint ventures	8	(212)
Gain on sale of real estate	(2,004)	—
Income tax expense (benefit)	954	(144)
Preferred dividend requirements	5,952	5,952
Gain on insurance recovery (1)	—	(489)
Adjusted EBITDA (for the quarter)	$111,705	$103,575

Adjusted EBITDA (2)	$446,820	$414,300

Net Debt/Adjusted EBITDA Ratio (3)	5.89	4.83

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended March 31,
	2017	2016
Income from settlement of foreign currency swap contracts	$663	$719
Gain on insurance recovery	—	489
Miscellaneous income	29	2
Other income	$692	$1,210

(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.
(3) At March 31, 2017, this ratio was in excess of the Company's normal range as it was anticipated that significant equity would be issued post quarter-end in conjunction with the asset acquisition with CNL Lifestyle and OZRE, and that this equity issuance would have the impact of significantly lowering this ratio. This transaction closed as anticipated on April 6, 2017.

(B)
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs, and which is then multiplied by four to get an annual amount.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $5.5 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, expected dividend payments, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com